Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the:


         Oldcastle Architectural, Inc. Union Employees 401(k) Plan Pike Industries, Inc. Profit Sharing and Deferred Income Plan Oldcastle Southwest 401(k) Retirement Plan
         Hallett Construction Company 401(k) Plan
         Pennsy Supply, Inc. 401(k) and Profit Sharing Plan
         CPM Development Corporation Profit Sharing Retirement Plan

     and to the incorporation by reference therein

of our report, dated March 4, 2002, except as to Note 33 as to which the date is June 14, 2002, with respect to the consolidated financial statements and schedule of CRH plc included in its Annual Report (Form 20-F) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



Yours faithfully

/s/ Ernst & Young
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Ernst & Young
Dublin, Ireland
March 3, 2003